EXHIBIT 12.  STATEMENT RE:  COMPUTATION OF RATIO OF
            	EARNINGS TO FIXED CHARGES

             Eli Lilly and Company and Subsidiaries


                                           Years Ended December 31,

                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
Consolidated Pretax Income
  Before Changes in
  Accounting Principles      $701.9  $1,182.3  $1,879.2  $1,599.0  $1,329.9

Interest                      96.7      109.1      88.9      93.8      57.1

Less Interest Capitalized
  During the Period         (25.5)     (37.4)    (49.1)     (27.4)    (15.8)
                            ------    -------   -------   -------    -------
Earnings                    $773.1   $1,254.0  $1,919.0  $1,665.4   $1,371.2
                             =====    =======   =======   =======    =======
Fixed Charges:

  Interest Expense          $ 96.7   $  109.1  $   88.9  $   93.8   $   57.1
                              ====      =====      ====      ====       ====
Ratio of Earnings to
   Fixed Charges               8.0       11.5      21.6      17.8       24.0
                              ====       =====     ====      ====       ====